      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2001

                         Registration No. 333-
                                               ------------



                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933


                             VISUAL DATA CORPORATION
            (Exact name of registration as specified in its charter)



            Florida                                           65-0420146
   (State or other jurisdiction                            (I.R.S. Employer
of incorporation or organization)                          Identification No.)



                                1291 SW 29 Avenue
                             Pompano Beach, FL 33069
                                 (954) 917-6655
          (Address and Telephone Number of Principal Executive Offices)




                 VISUAL DATA CORPORATION 1996 STOCK OPTION PLAN
          ------------------------------------------------------------
                            (Full Title of the Plan)


                                   Copies to:

    Randy S. Selman                              Joel D. Mayersohn, Esq.
Chief Executive Officer                           Atlas Pearlman, P.A.
Visual Data Corporation                        350 East Las Olas Boulevard
   1291 SW 29 Avenue                                   Suite 1700
Pompano Beach, FL 33069                         Fort Lauderdale, FL 33301
    (954) 917-6655                                   (954) 763-1200



The prospectus included in this registration statement is a combined prospectus relating to registration statement no. 333-39137.

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                      PROPOSED              PROPOSED
                                                       MAXIMUM               MAXIMUM
                                                      OFFERING              AGGREGATE            AMOUNT OF
  TITLE OF SECURITIES         AMOUNT TO BE            PRICE PER             OFFERING           REGISTRATION
   TO BE REGISTERED            REGISTERED              SHARE (1)              PRICE                 FEE
==============================================================================================================
Common Stock, $.0001
par value per share          4,800,000 shares           $1.50              $21,288,701            $5,324
--------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee, and based on the average of the high and low prices as reported by Nasdaq on June 29 , 2001 in accordance with Securities Act Rule 457(c) and based upon the exercise price of the outstanding options pursuant to Rule 457(h).

         Pursuant to Rule 416, there are also being registered such additional number of shares as may be issuable as a result of the anti-dilution provisions of the options.

Explanatory Paragraph

         This registration statement is being filed for the purpose of increasing the number of shares of our common stock issuable upon the exercise of options granted under our 1996 Stock Option Plan. A registration statement on Form S-8 relating to 200,000 shares of our common stock covered by the 1996 Stock Option Plan was filed on October 31, 1997 (SEC File No. 333-39137), and is currently effective (the "earlier registration statement"). The earlier registration statement is hereby incorporated by reference. Pursuant to the provisions of Instruction E to Form S-8 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the prospectus which forms a part of this registration statement shall be combined with the prospectus forming a part of the earlier registration statement.

PROSPECTUS

                             VISUAL DATA CORPORATION

                        4,800,000 Shares of Common Stock
                          To Be Issued Pursuant to the
                 Visual Data Corporation 1996 Stock Option Plan

         This prospectus relates to an aggregate of 4,800,000 shares of our common stock that may be issued upon the exercise of stock options granted under our 1996 Stock Option Plan. The options may be issued under our 1996 Stock Option Plan to our officers, directors, key employees and consultants pursuant to the exercise of non-qualified or incentive stock options. At May 31, 2001 we had outstanding options outstanding under our 1996 Stock Option Plan to purchase a total of 2,703,675 shares of our common stock.

         The selling security holders may sell all or a portion of the shares of our common stock from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices. We will not receive any proceeds from sales by selling security holders.

         This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state. No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any distribution of the shares of common stock shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is July 3, 2001.

                                  OUR BUSINESS

         We are a full service broadband media company that enables businesses to market their products through various channels including print, television and the Internet. For the six months ended March 31, 2001, we reported revenues of $4,036,086 and a net loss of $5,689,296, and for the year ended September 30, 2000, we reported revenues of $5,868,435 and a net loss of $11,401,583.

         We offer our products and services through five groups:

         o VISUAL DATA NETWORK SOLUTIONS GROUP, which is comprised of our subsidiary Entertainment Digital Network, Inc. (Ednet), is a facilitator of the transfer of audio and video for the entertainment industry. Ednet has established a private wide-area network (WAN) through strategic alliances with long distance carriers, regional telephone companies, satellite operators and independent fiber optic telecommunications providers which enables it to exchange high quality audio, compressed video and multimedia data communications. Our Network Solutions Group, which represented approximately 48% and approximately 71% of our revenues for the six months ended March 31, 2001 and the year ended September 30, 2000, respectively, generates revenues from the sales, rental and installation of equipment, network usage, distribution fees and other related fees.

         o VISUAL DATA TRAVEL GROUP produces and distributes multi-media presentations for hotels, resorts, attractions, cruises and golf courses to augment the marketing programs for their properties and attract more visitors. Our Travel Group produces concise, broadband-enabled vignettes of the property for our clients, highlighting various features and amenities of the particular property. We distribute these vignettes over the Internet on both our websites as well as some of the largest travel and leisure websites. Our Travel Group, which represented approximately 9% and approximately 6% of our revenues for the six months ended March 31, 2001 and the year ended September 30, 2000, respectively, generates revenues from production and distribution fees. We own or co-own virtually all the content we create, which we believe provides us with desirable content for syndication.

         o VISUAL DATA ON-LINE BROADCAST AND PRODUCTION GROUP provides an array of corporate-oriented web-based media services to the corporate market including live audio and video webcasting (sending live audio or video programming over the Internet, which is the counterpart to traditional radio and TV broadcasting), corporate announcements, and other information for distribution over the Internet, broadcast TV and radio. We also provide point-to-point audio and video transport worldwide. Significant to our On-line Broadcast and Production
            Group is our strategic partnership with the Internet's leading press release service, PR Newswire, which provides us with a global sales force to promote our broadband corporate services packages. Also operating within our On-line Broadcast and Production Group is our MedicalView library which produces and distributes medical lectures and seminars to both the medical industry and the general public. MedicalView is distributed under syndication and licensing agreements with various websites. Our On-line Broadcast and Production Group, which represented approximately 28% and approximately 18% of our revenues for the six months ended March 31, 2001 and for the year ended September 30, 2000, respectively, generates revenues through production and distribution fees.

         o VISUAL DATA FINANCIAL SOLUTIONS GROUP provides real time, preference-driven financial information to financial professionals as well as to non-professionals with an interest in the financial markets. Through our TheFirstNews.com website, our subscribers are able to listen to live audio excerpts and view short and long version text stories targeted to specific financial market sectors. The information is delivered in real time streaming audio to personal computers, wireless telephones and personal digital assistants. Our Financial Solutions Group, which represented less than 1% of our revenues for each of the six months ended March 31,2001 and the year ended September 30, 2000, generates revenues from monthly subscription fees, revenue sharing arrangements with affiliates, advertising fees and content licensing fees.

         o VISUAL DATA GOLF, LEISURE AND SYNDICATION GROUP was formed with our recent acquisition of SportSoft Golf, Inc. which we have renamed the Golf Society of the U.S. Our goal is to develop this division to be a leading golf industry marketing, media and technology provider. The Golf Society of the U.S. has an extensive portfolio of world-class interactive online services, including the www.golfsociety.com and www.golfsyndications.com Web properties, and it is also the publisher of PLAYER magazine. We believe these will provide new channels for our promotion and distribution of our products and services. The Golf, Leisure and Syndication Group , which represented approximately 12% of our revenues for the six months ended March 31, 2001, generates revenues from membership fees, advertising, syndication and fees from the sale of equipment. We recorded no revenues from this group for the year ended September 30, 2000.

         We use a variety of additional marketing methods, including our internal sales force, to market our products and services. One key element of our marketing strategy has been to enter into distribution agreements with recognized leaders in each of the markets for our products and services. By offering our products and services in conjunction with the distributors products, we believe these distribution agreements enable us to take advantage of the particular distributors' existing marketing programs, sales forces and business relationships. Contracts with these distributors generally range from one to two years. For the fiscal year ended September 30, 2000 and the six months ended March 31, 2001, revenues from our agreements with PR Newswire have represented approximately 17% and 24%, respectively, of our revenues. Other than this agreement, no other agreement with a distributor has represented more than 10% of our revenues during these periods.

         We presently own approximately 51% of Ednet's issued and outstanding capital stock. In June 2001, we entered into an Agreement and Plan of Merger with Ednet, which provides that Ednet will merge with a wholly owned subsidiary of ours to be formed solely for purposes affecting the merger. Ednet will be the surviving corporation in the merger. In the merger all outstanding shares of common stock of Ednet shall be converted with the right to receive one share of our common stock for each 10 shares of Ednet common stock. A meeting of the shareholders of Ednet is presently scheduled for July 25, 2001 for the purposes of approving the Agreement and Plan of Merger. We have filed a registration statement with the SEC which registers up to 1,183,614 shares of our common stock issuable to the Ednet shareholders in the merger.

         Our executive offices are located at 1291 SW 29th Avenue, Pompano Beach, Florida 33069. Our telephone number at that location is (954) 917-6655.

                                  RISK FACTORS

         Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in or incorporated by reference into this prospectus before you decide to purchase our securities.

WE HAVE AN ACCUMULATED DEFICIT AND WE ANTICIPATE CONTINUING LOSSES WHICH MAY RESULT IN SIGNIFICANT LIQUIDITY AND CASH FLOW PROBLEMS.

         We have incurred operating losses since our inception and we have an accumulated deficit of $33,859,880 at March 31, 2001. For the six months ended March 31, 2001, we incurred a net loss of $5,689,296. For the years ended September 30, 2000 and 1999, we incurred net losses of $11,401,583 and

$7,158,376, respectively. Our operating expenses have increased and we continue to incur significant operating losses. Our liquidity has substantially diminished because of these continuing operating losses. Our future profitability will depend on substantial increases in revenues from operations. There can be no assurance that future revenues will grow sufficiently to generate a positive cash flow or otherwise enable us to be profitable. We may experience significant liquidity and cash flow problems which will require us to raise additional capital to continue operations if we are not able to substantially increase our revenues. We cannot guarantee that future revenues will grow sufficiently to generate positive cash flow or otherwise enable us to become profitable.

WE CANNOT PREDICT OUR FUTURE REVENUES OR WHETHER OUR PRODUCTS WILL BE ACCEPTED. IF THE MARKETS FOR OUR PRODUCTS AND SERVICES DO NOT DEVELOP, OUR FUTURE RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED.

         Revenues from our products and services have been limited. We reported revenues of $4,036,086 and $3,028,147 for the six months ended March 31, 2001 and 2000, respectively. We reported revenues of $5,868,435 and $4,464,157 for the years ended September 30, 2000 and 1999, respectively. In addition, the markets for our products and services have only recently begun to develop, are rapidly evolving and are increasingly competitive. Demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. It is difficult to predict whether, or how fast, these markets will grow. We cannot guarantee either that the demand for our products and services will continue to develop or that such demand will be sustainable. If the market develops more slowly than expected or becomes saturated with our competitors' products and services, or do not sustain market acceptance, our business, operating results, and financial condition will be materially and adversely affected.

WE MAY NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL AS NEEDED, THE FUTURE GROWTH OF OUR BUSINESS AND OPERATIONS WOULD BE SEVERELY LIMITED.

         Historically, our operations have been financed primarily through the issuance of equity. Our acquisition and internal growth strategy requires substantial capital investment. Capital is typically needed not only for the acquisition of additional companies, but also for the effective integration, operation and expansion of these businesses. Capital is also necessary for the production and marketing of additional on-line multi-media libraries. Our future capital requirements, however, depend on a number of factors, including our ability to grow our revenues and manage our business. Our growth may depend upon our ability to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of our equity securities in private or public transactions.

         If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of Visual Data held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing operations can be obtained on suitable terms, if at all. Our ability to continue our growth and acquisition strategy could suffer if we are unable to raise the additional funds on acceptable terms which would have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY ADVERSELY AFFECT OUR STOCK PRICE AND PURCHASERS OF OUR SHARES OF COMMON STOCK MAY LOSE ALL OR A PORTION OF THEIR INVESTMENT.

         Historically, there has been volatility in the market price for our common stock. Our quarterly operating results, changes in general conditions in the economy, the financial markets or the marketing industry, or other developments affecting us or our competitors, could cause the market price of our common stock to fluctuate substantially. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors. Factors that may adversely affect our quarterly operating results include:

         - the announcement or introduction of new service and products by us and our competitors;

         - our ability to upgrade and develop our systems in a timely and effective manner;

         - our ability to retain existing clients and attract new clients at a steady rate, and maintain client satisfaction;

         - the level of use of the Internet and online services and the rate of market acceptance of the Internet and other online services for transacting business;

         -  technical difficulties, system downtime, or Internet brownouts;

         - the amount and timing of operating costs and capital expenditures relating to expansion of our business and operations;

         -  government regulation; and

         - general economic conditions and economic conditions specific to the Internet and e-commerce.

         As a result of these factors, in one or more future quarters, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected. In addition, the stock market in general and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of those companies. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

WE ARE DEPENDENT ON CONTRACTS, SOME OF WHICH ARE SHORT TERM.  IF
THESE CONTRACTS ARE TERMINATED, OUR RESULTS OF OPERATIONS
WOULD BE MATERIALLY ADVERSELY AFFECTED.

         We are dependent upon contracts and distribution agreements with our strategic partners and clients including PR Newswire Corporation. Revenue from PR Newswire represented approximately 17% and 24% of our consolidated revenue for the year ended September 30, 2000 and the six months ended March 31, 2001, respectively. These contracts are generally for terms ranging from one to two years, however, many of them permit our clients and partners to terminate their agreements with us on short term notice. Because of the significant nature of the revenues from these contracts to our consolidated results of operations, the termination of any of these contracts could have a material adverse effect on our business operations and prospects.

OUR MANAGEMENT MAY BE UNABLE TO EFFECTIVELY INTEGRATE OUR ACQUISITIONS AND TO MANAGE OUR GROWTH AND WE MAY BE UNABLE TO FULLY REALIZE ANY ANTICIPATED BENEFITS OF THESE ACQUISITIONS.

         Our business strategy includes growth through acquisition and internal development. We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies.

         We completed the acquisition of 51% of Ednet in June 1998 and in February 2001 we completed our acquisition of SportSoft Golf, Inc. The acquisition of the remaining 49% of Ednet is pending. Acquired companies' histories, geographical locations, business models and business cultures can be different from ours in many respects. Our directors and senior management face a significant challenge in their efforts to integrate our businesses and the business of the acquired companies or assets, and to effectively manage our continued growth. There can be no assurance that our efforts to integrate the operations of any acquired assets or companies acquired in the future will be successful, that we can manage our growth or that the anticipated benefits of these proposed acquisitions will be fully realized. The dedication of management resources to these efforts may detract attention from our day-to-day business. There can be no assurance that there will not be substantial costs associated with these activities or of the success of our integration efforts, either of which could have a material adverse effect on our operating results.

THE EXERCISE OF OPTIONS AND WARRANTS WILL BE DILUTIVE TO OUR
EXISTING STOCKHOLDERS.

         As of May 31, 2001 we had outstanding options and warrants to purchase a total of 12,752,367 shares of our common stock at prices ranging between $0.00016 and $17.188 per share. The exercise of these warrants and options may materially adversely affect the market price of our common stock and will have a dilutive effect on our existing stockholders.

THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES WILL INCREASE AS THE MARKET PRICE OF OUR COMMON STOCK DECREASES.

         We have an aggregate of $2,260,000 principal amount of 6% convertible debentures outstanding as of the date of this prospectus. The debentures which are convertible, in whole or in part, at the option of the holders into shares of our common stock at a conversion price equal to the lesser of:

         -  $2.13 per share, or

         - 90% of the average of the three lowest closing bid prices for the 20 trading days prior to conversion (the "variable conversion price").

         The conversion price of the convertible debentures cannot be less than $.90 per share; provided that this floor price will be reset to 50% of the variable conversion price on December 8, 2001. The practical effects of this conversion formula based upon the current conversion formula are:

         o If the variable conversion price is above $2.13 per share, then the conversion price is based upon the $2.13 per share formula,

         o If the variable conversion price is less than $2.13 per share, then the conversion price is determined by calculating 90% of the three lowest closing bid price of our common stock for the 20 trading days prior to conversion, subject to a floor price of $.90 per share.

         Because the conversion price is not fixed, the ultimate number of shares of common stock issuable if the holders elect to convert the $2,260,000 principal amount of the debentures is unknown at this time. The following table sets forth:

         o the number of shares of our common stock that would be issuable upon conversion of the $2,260,000 principal amount of debentures at various conversion prices prior to December 8, 2001 based upon an average market price of our common stock of $1.673 per share which is the average of the three lowest closing prices of our common stock as reported on the Nasdaq National Market for the 20 consecutive trading days prior to June 1, 2001, and

         o the total number of shares of our common stock that would be issuable upon the conversion of all $3,060,000 principal amount of the debentures, giving effect to the debentures which have already been converted.


                                                 SHARES ISSUED                          TOTAL SHARES(2)
                                                 ON CONVERSION                            ISSUED ON                TOTAL % OF(3)
                                                      OF               % OF(1)           CONVERSION OF             SHARES ISSUED
MARKET                         CONVERSION        $2,260,000 OF       OUTSTANDING        ALL $3,060,000           ON CONVERSION OF
PRICE                             PRICE           DEBENTURES           SHARES             DEBENTURES              ALL DEBENTURES
-----                             -----           ----------           ------             ----------              --------------
$1.673 and above                  $1.506           1,500,664            12.0%              2,304,404                   19.7%

$1.255 (25% less
than $1.673)                      $1.130           2,000,000            16.0%              2,803,740                   24.0%

$.837 (50% less
than $1.673)                      $0.900(4)        2,511,111            20.1%              3,314,851                   28.3%

$.418 (75% less
than $1.673)                      $0.900(4)        2,511,111            20.1%              3,314,851                   28.3%

----------

(1) Based upon 12,501,181 shares issued and outstanding, which includes the shares issued previously upon the conversion of $800,000 principal amount of the debentures.

(2) Includes 803,740 shares of our common stock which have previously been issued upon the conversion of $800,000 principal amount of the debentures.

(3) Based upon 11,697,441 shares issued and outstanding which does not include the 803,740 shares previously issued upon the conversion of $800,000 principal amount of the debentures.

(4)  The conversion price has a floor of $.90 per share until December 8, 2001.

         We are unable to predict at this time any adjustment in the floor conversion price on December 8, 2001, and as a result the potential full dilutive nature of the conversion formula, as it will be based upon an adjustment calculated on future market prices. The following table, however, sets forth the number of shares of our common stock that would be issuable upon the conversion of the remaining $2,260,000 principal amount of debentures at various conversion prices after December 8, 2001 based upon an assumed average market price of our common stock of $1.673 per share, and assumed reductions in the average market price of 25%, 50% and 75%.


                                                            SHARES ISSUED                         TOTAL SHARES(2)     TOTAL %(3)
                                                            ON CONVERSION                            ISSUED ON         OF SHARES
                                              ADJUSTED           OF              % OF(1)           CONVERSION OF       ISSUED ON
MARKET                        CONVERSION        FLOOR       $2,260,000 OF      OUTSTANDING        ALL $3,060,000     CONVERSION OF
PRICE                            PRICE          PRICE        DEBENTURES          SHARES             DEBENTURES      ALL DEBENTURES
-----                            -----          -----        ----------          ------             ----------      --------------

$1.673 and above             $1.506             $.753         3,001,328          24.0%               3,805,068           32.5%

$1.255 (25% less
than $1.673)                 $1.130             $.565         4,000,000          32.0%               4,803,740           41.1%

$.837 (50% less
than $1.673)                 $ .753             $.377         5,994,695          48.0%               6,798,435           58.1%

$.418 (75% less
than $1.673)                 $ .376             $.188        12,021,277          96.2%              12,825,017          109.6%

-------------

(1) Based upon 12,501,181 shares issued and outstanding, which includes the shares issued previously upon the conversion of $800,000 principal amount of the debentures.

(2) Includes 803,740 shares of our common stock which have previously been issued upon the conversion of $800,000 principal amount of the debentures.

(3) Based upon 11,697,441 shares issued and outstanding which does not include the 803,740 shares previously issued upon the conversion of $800,000 principal amount of the debentures.

         The terms of the debentures provide that the number of shares of common stock into which they are convertible, when added together with all other shares of our common stock beneficially owned by the holder and its affiliates, cannot exceed 9.9% of our total issued and outstanding common shares at any one time. The debenture holders are affiliates, and the number of shares of common stock owned by each debenture holder would be aggregated for the purposes of calculating the 9.9% limitation. The terms of the debentures also have the effect of restricting the amount of debentures which the debenture holders can convert and sell within any 61 day period. This 9.9% limitation, however, does not prevent the debenture holders from continually liquidating shares of our common stock owned by them in order to convert all of the debentures into shares of our common stock, subject to the terms of the debentures.

IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE.

         It is possible that the selling security holders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

THE VARIABLE CONVERSION PRICE FORMULA FOR THE DEBENTURES COULD NEGATIVELY AFFECT THE MARKET PRICE OF OUR COMMON.

         The following are special risks which result from the variable conversion price formula of the debentures:

         o REDUCTION IN STOCK PRICE. The conversion price of the debentures is variable based on the future trading prices of our common stock, with a current floor conversion price of $.90 per share. As described above, this floor price will be adjusted on December 8, 2001 to 50% of the variable conversion price. As a result of the market-related conversion price, the number of shares of common stock issuable upon conversion of the debentures will be inversely proportionate to the market price of the common stock at the dates upon which the conversion price may be determined.

         o EFFECT OF SHORT SALES BY THIRD PARTIES. As a result of the market-related conversion price of the debentures, third parties may take significant short positions in our common stock. If this occurs, these short positions may have the effect of depressing the trading price of our common stock which would result in additional dilutive issuance of stock upon the conversion of the debentures. In addition, other selling security holders may take short positions in our common stock which while not effecting the exercise price of the underlying warrants or options held by these selling security holders, could have the effect of depressing its trading value and therefore result in additional dilutive issuance of stock upon the conversion of the debentures.

         o EFFECT OF ADDITIONAL SHARES IN MARKET. To the extent that holder of the debentures converts a portion of the debentures and then sell its common stock in the open market, our common stock price may decrease due to the additional shares in the market, possibly allowing the holder to convert the remaining debentures into greater amounts of common stock, further depressing the stock price.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR SHAREHOLDERS.

         Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Florida Business Corporation Act also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested shareholders.

         In addition, our articles of incorporation authorize the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors, of which no shares are currently issued and outstanding. Our board of directors may, without shareholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock.

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

         Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in or incorporated by reference into this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus or incorporated herein, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                 VISUAL DATA CORPORATION 1996 STOCK OPTION PLAN

         On February 9, 1997, our Board of Directors and a majority of our shareholders adopted our 1996 Stock Option Plan. The purpose of the plan is to increase the employees', advisors', consultants' and non-employee directors' proprietary interest in us, to align more closely their interests with the interests of our shareholders and to enable us to attract and retain the services of experienced and highly qualified employees and non-employee directors.

         We have reserved an aggregate of 5,000,000 shares of common stock for issuance pursuant to options granted under the plan. At May 31, 2001 we had granted options under our 1996 Stock Option Plan to purchase 2,703,675 shares of our common stock at exercise prices ranging from $1.281 to $17.188 per share. The Compensation Committee of our Board of Directors administers the plan including, without limitation, the selection of the persons who will be granted plan options under the 1996 Stock Option Plan, the type of plan options to be granted, the number of shares subject to each plan option and the plan option price.

         Plan options may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "IRS Code"), or options that do not so qualify. In addition, our 1996 Stock Option Plan also allows for the inclusion of a reload option provision, which permits an eligible person to pay the exercise price of the plan option with shares of our common stock owned by the eligible person and to receive a new plan option to purchase shares of common stock equal in number to the tendered shares. Any incentive option granted under our 1996 Stock Option Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant.

         The term of each plan option and the manner in which it may be exercised is determined by the Compensation Committee, provided that no plan option may be exercisable more than 10 years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant. In any case, the exercise price of any stock option granted under our 1996 Stock Option Plan will not be less than 85% of the fair market value of the common stock on the date of grant. The exercise price of non-qualified options shall be determined by the Compensation Committee.

         The per share purchase price of shares subject to plan options granted under the plan may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of plan options granted under our 1996 Stock Option Plan. Officers, directors and key employees of and consultants to us and our subsidiaries will be eligible to receive non-qualified options under the plan. Only our officers, directors and employees who are employed by us or by any of our subsidiaries thereof are eligible to receive incentive options.

         All plan options are nonassignable and nontransferable, except by will or by the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by such optionee. If an optionee's employment is terminated for any reason, other than due to his or her death, disability or termination for cause, or if an optionee is not our employee but is a member of our Board of Directors and his or her service as a director is terminated for any reason, other than due to his or her death or disability, the plan option granted may be exercised on the earlier of the expiration date or 30 days following the date of termination. If the optionee dies during the term of his or her employment, the plan option granted to him or her shall lapse to the extent unexercised on the earlier of the expiration date of the plan option or the date one year following the date of the optionee's death. If the optionee is permanently and totally disabled within the meaning of Section 22(c)(3) of the IRS Code, the plan option granted to him or her lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

         The Compensation Committee may amend, suspend or terminate our 1996 Stock Option Plan at any time, except that no amendment shall be made which (i) increases the total number of shares subject to the plan or changes the minimum purchase price therefore (except in either case in the event of adjustments due to changes in our capitalization), (ii) affects outstanding plan options or any exercise right thereunder, (iii) extends the term of any plan option beyond 10 years, or (iv) extends the termination date of the plan.

         Unless our 1996 Stock Option Plan shall be earlier suspended or terminated, the plan shall terminate 10 years from the date of the plan's adoption. Any such termination of our 1996 Stock Option Plan shall not affect the validity of any plan options previously granted thereunder.

Federal Income Tax Effects

         The following discussion applies to our 1996 Stock Option Plan and is based on federal income tax laws and regulations in effect on December 31, 2000. It does not purport to be a complete description of the federal income tax consequences of the plan, nor does it describe the consequences of state, local or foreign tax laws which may be applicable. Accordingly, any person receiving a grant under the plan should consult with his or her own tax adviser.

         Our 1996 Stock Option Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under
Section 401(a) of the IRS Code.

         An employee granted an incentive stock option does not recognize taxable income either at the date of grant or at the date of its timely exercise. However, the excess of the fair market value of common stock received upon exercise of the incentive stock option over the option exercise price is an item of tax preference under Section 57(a)(3) of the IRS Code and may be subject to the alternative minimum tax imposed by Section 55 of the IRS Code. Upon disposition of stock acquired on exercise of an incentive stock option, long-term capital gain or loss is recognized in an amount equal to the difference between the sales price and the incentive stock option exercise price, provided that the option holder has not disposed of the stock within two years from the date of grant and within one year from the date of exercise. If the incentive stock option holder disposes of the acquired stock (including the transfer of acquired stock in payment of the exercise price of an incentive stock option) without complying with both of these holding period requirements ("Disqualifying Disposition"), the option holder will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the incentive stock option is exercised (the value six months after the date of exercise may govern in the case of an employee whose sale of stock at a profit could subject him to suit under Section 16(b) of the Securities Exchange Act of 1934) or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares are held. In the event of a Disqualifying Disposition, the incentive stock option tax preference described above may not apply (although, where the Disqualifying Disposition occurs subsequent to the year the incentive stock option is exercised, it may be necessary for the employee to amend his or her return to eliminate the tax preference item previously reported). We are not entitled to a tax deduction upon either exercise of an incentive stock option or disposition of stock acquired pursuant to such an exercise, except to the extent that the option holder recognized ordinary income in a Disqualifying Disposition.

         If the holder of an incentive stock option pays the exercise price, in full or in part, with shares of previously acquired common stock, the exchange should not affect the incentive stock option tax treatment of the exercise. No gain or loss should be recognized on the exchange, and the shares received by the employee, equal in number to the previously acquired shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. The employee will not, however, be able to utilize the old holding period for the purpose of satisfying the incentive stock option statutory holding period requirements. Shares received in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the common stock is issued to the employee upon exercise of the incentive stock option. If an exercise is effected using shares previously acquired through the exercise of an incentive stock option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

         In respect to the holder of non-qualified options, the option holder does not recognize taxable income on the date of the grant of the non-qualified option, but recognizes ordinary income generally at the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock on the date of exercise. However, if the holder of non-qualified options is subject to the restrictions on resale of common stock under Section 16 of the Securities Exchange Act of 1934, such person generally recognizes ordinary income at the end of the six-month period following the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock at the end of the six-month period. Nevertheless, such holder may elect within 30 days after the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the option holder is deductible by us in the year that income is recognized.

Restrictions Under Securities Laws

         The sale of our common stock issuable upon the exercise of plan option must be made in compliance with federal and state securities laws. Our officers, directors and 10% or greater shareholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 promulgated under the Securities Act or other applicable exemption. Our officers, directors and 10% and greater stockholders may also be subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

                        SALES BY SELLING SECURITY HOLDERS

         This prospectus covers the shares of our common stock issuable upon the exercise of options under our 1996 Stock Option Plan and the subsequent resale of the shares of our common stock by selling security holders who are our affiliates. The shares of our common stock being reoffered by our affiliates pursuant to this prospectus are deemed to be control shares as that term is defined in Rule 405 of the Securities Act.

         The following table sets forth,

         o the name of each selling security holder who is our affiliate as that term is defined in the Securities Act,

         o  the number of shares owned, and

         o the number of shares being registered for resale by each affiliated selling security holder.

         o the percentage of our common stock to be owned by the affiliated selling security holder following completion of such offering (based on 12,501,181 shares of our common stock outstanding at June 25,
            2001), and adjusted to give effect to the issuance of shares upon the exercise of the named affiliate selling security holder's options to be offered hereby, but excludes shares issuable upon the exercise of any other option held by the affiliated selling security holder or any shares issuable upon the exercise of any other person's options.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth in the following table. All of the shares being registered for resale under this prospectus for the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares being offered hereby that will be held by the selling security holders upon termination of any offering made hereby. We have, therefore, for the purposes of the following table assumed that the selling security holders will, if applicable, exercise the options described below, and sell all of the shares owned by them which are being offered hereby, but will not sell any other shares of our common stock that they presently own or which can be acquired upon the exercise of options granted outside of our 1996 Stock Option Plan.

         Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each selling security holder is based upon the information contained in a record list of our shareholders at June 6, 2001.


                                                                                                   PERCENTAGE
                                                                            SHARES TO BE           TO BE OWNED
NAME OF SELLING                     NUMBER OF             SHARES TO          OWNED AFTER             AFTER
SECURITY HOLDER                   SHARES OWNED           BE OFFERED           OFFERING              OFFERING
---------------                   ------------           ----------         ------------           -----------
Randy S. Selman(1)                  1,675,849              665,000             1,010,849              7.2%
Alan M. Saperstein(2)               1,697,173              665,000             1,032,173              7.3%
George Stemper (3)                    100,000              175,000                25,000                *
Gail Babitt (4)                       125,000              175,000                25,000                *
Benjamin Swirsky(5)                   210,000              160,000               100,000                *
Brian K. Service(6)                   260,000              160,000               150,000                *
Eric Jacobs(7)                        238,600              150,000               138,600                *
Robert Wussler(8)                     100,000              150,000                     0                0

--------------
*    Less than 1%


(1) The number of shares owned includes options to acquire an aggregate of 32,230 shares of common stock at an exercise price of $.00016 per share, options to acquire an aggregate of 875,000 shares of common stock at an exercise price of $2.125 per share, options to purchase 315,000 shares of common stock at an exercise price of $16.00 per share and options to purchase 350,000 shares of common stock at an exercise price of $2.00 per share, but excludes an option to purchase 250,000 shares of common stock at an exercise price of $8.875 per share, which has not yet vested. The number of shares offered includes shares of our common stock issuable upon the exercise of option to purchase 315,000 shares at an exercise price of $16.00 per share and an option to purchase 350,000 shares at an exercise price of $2.00 per share, both of which were granted under our 1996 Stock Option Plan.

(2) The number of shares owned includes options to acquire an aggregate of 32,230 shares of common stock at an exercise price of $.00016 per share, options to acquire an aggregate of 875,000 shares of common stock at an exercise price of $2.125 per share, options to purchase 315,000 shares of common stock at an exercise price of $16.00 per share and options to purchase 350,000 shares of common stock at an exercise price of $2.00 per share, but excludes an option to purchase 250,000 shares of common stock at an exercise price of $8.875 per share, which has not yet vested. The number of shares offered includes shares of our common stock issuable upon the exercise of option to purchase 315,000 shares at an exercise price of $16.00 per share and an option to purchase 350,000 shares at an exercise price of $2.00 per share, both of which were granted under our 1996 Stock Option Plan.

(3) The number of shares owned includes an option to purchase 75,000 shares of our common stock at an exercise price of $2.00 per share and an option to purchase 25,000 shares of our common stock at an exercise price of $2.00 per share, but excludes an option to purchase 100,000 shares at $4.188 per share which has not yet vested. The number of shares offered includes shares of our common stock issuable upon the exercise of an option to purchase 75,000 shares of our common stock at $2.00 per share and an option to purchase 100,000 shares of our common stock at $4.188 per share, both of which were granted under our 1996 Stock Option Plan.

(4) The number of shares owned includes an option to purchase 100,000 shares of our common stock at an exercise price of $2.00 per share and an option to purchase 25,000 shares of our common stock at an exercise price of $2.00 per share, but excludes an option to purchase 75,000 shares at $2.031 per share which has not yet vested. The number of shares offered includes shares of our common stock issuable upon the exercise of an option to purchase 100,000 shares of our common stock at $2.00 per share and an option to purchase 75,000 shares of our common stock at $2.031 per share, both of which were granted under our 1996 Stock Option Plan.

(5) The number of shares owned includes an option to purchase 35,000 shares of common stock at an exercise price of $16.00, an option to purchase 75,000 shares of common stock at $2.00 per share, and an option to purchase 100,000 shares of common stock at $2.125 per share, but excludes an option to acquire 50,000 shares of common stock at an exercise price of $7.50 per share which has not yet vested. The number of shares offered includes shares of our common stock issuable upon the exercise of an option to purchase 75,000 shares of our common stock at $2.00 per share, an option to purchase 35,000 shares of our common stock at $16.00 per share and an option to purchase 50,000 shares of our common stock at $7.50 per share, all of which were granted under our 1996 Stock Option Plan.

(6) The number of shares owned includes an option to purchase 35,000 shares of common stock at an exercise price of $16.00, an option to purchase 75,000 shares of common stock at $2.00 per share, options to purchase 125,000 shares of common stock at $2.125 per share and an option to purchase 25,000 shares at $3.00 per share, but excludes an option to acquire 50,000 shares of common stock at an exercise price of $7.50 per share which has not yet vested. The number of shares offered includes shares of our common stock issuable upon the exercise of an option to purchase 75,000 shares of our common stock at $2.00 per share, an option to purchase 35,000 shares of our common stock at $16.00 per share and an option to purchase 50,000 shares of our common stock at $7.50 per share, all of which were granted under our 1996 Stock Option Plan.

(7) The number of shares owned includes an option to acquire 75,000 shares of common stock at an exercise price of $2.00 per share, an option to purchase 25,000 shares of common stock at $7.50 per share, and an option to purchase 75,000 shares at $2.125 per share, but excludes options to acquire 50,000 shares of common stock at an exercise price of $7.50 per share which have not yet vested. The number of shares offered includes shares of our common stock issuable upon the exercise of an option to purchase 75,000 shares of our common stock at $2.00 per share, options to purchase 25,000 shares of our common stock at $7.50 per share and options to purchase 50,000 shares of our common stock at $7.50 per share, all of which were granted under our 1996 Stock Option Plan.

(8) The number of shares owned includes an option to acquire 25,000 shares of common stock at an exercise price of $2.875 per share and an option to purchase 75,000 shares of common stock at $2.00 per share, but excludes an option to acquire 50,000 shares of common stock at an exercise price of $17.188 per share which has not yet vested. The number of shares offered includes shares of our common stock issuable upon the exercise of an option to purchase 75,000 shares of our common stock at $2.00 per share, an option to purchase 25,000 shares of our common stock at $2.875 per share and an option to purchase 50,000 shares of our common stock at $17.188 per share, all of which were granted under our 1996 Stock Option Plan.

                              PLAN OF DISTRIBUTION

         The shares offered hereby by the selling security holders may be sold from time to time by the selling security holders on one or more exchanges or in the over-the-counter market including the Nasdaq National Market of The Nasdaq Stock Market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following methods, including, without limitation:

         o on the Nasdaq National Market or on such exchanges or over-the-counter markets on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent;

         o in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value by any selling security holder to its partners or members, subject to rules relating to sales by affiliates;

         o through the issuance of securities by issuers other than us, convertible into, exchangeable for, or payable in our shares; or

         o through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

         In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate in the resales. Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling security holders in amounts to be negotiated in connection with the sale. These broker-dealers and agents and any other participating broker-dealers, or agents may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with the sales. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 might be sold under Rule 144 rather than under this prospectus.

         In connection with distributions of the shares or otherwise, the selling security holders may enter into hedging transactions with broker-dealers. In connection with the transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling security holders. The selling security holders may also sell shares short and deliver the shares to close out the positions. The selling security holders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell under this prospectus. The selling security holders may also pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares under this prospectus.

         Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

         We have advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Exchange Act. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

         Sales of securities by us and the selling security holders or even the potential of these sales may have a negative effect on the market price for shares of our common stock.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         As of June 20, 2001, there were 12,501,181 shares of common stock outstanding. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, validly authorized and issued, fully paid, and non-assessable.

         The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution, or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or other subscription rights to convert their shares into any other securities.

PREFERRED STOCK

         Our Board of Directors has the authority, without further action by our shareholders, to issue 5,000,000 shares of preferred stock, in one or more series and to fix the privileges and rights of each series. These privileges and rights may be greater than those of the common stock. We have previously designated two series of preferred stock consisting of 300 shares designated as Series A Convertible Preferred Stock, of which 150 shares were issued and subsequently converted, and 150 shares designated as Series A-1 Convertible Preferred Stock, all of which were issued and subsequently converted. Upon such conversions, the shares of preferred stock so designated have been returned to our treasury and remain preferred stock with no designation. Our Board of Directors, without further shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. This type of "blank check preferred stock" makes it possible for us to issue preferred stock quickly with terms calculated to delay or prevent a change in our control or make removal of our management more difficult.

TRANSFER AGENT

         The transfer agent and registrar for our common stock is Interwest Stock Transfer Company, 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117.

                                  LEGAL MATTERS

         Certain legal matters in connection with the securities being offered hereby will be passed upon for us by Atlas Pearlman, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301.

                                     EXPERTS

         The consolidated financial statements of Visual Data Corporation and subsidiaries as of and for the years ended September 30, 2000 and 1999, incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

         The consolidated financial statements of SportSoft Golf, Inc. and subsidiaries as of December 31, 1999 and 2000, and for the period from inception (June 4, 1999) to December 31, 1999 and for the year ended December 31, 2000, incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

                                 INDEMNIFICATION

         The Florida Business Corporation Act allows us to indemnify each of our officers and directors who are made a party to a proceeding if

         (a) the officer or director conducted himself or herself in good faith;

         (b) his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

         (c) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.

         We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

                                     PART II
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

         We have filed with the SEC a registration statement on Form S-8. This prospectus is part of the registration statement. It does not contain all of the information set forth in the registration statement. For further information about Visual Data and its common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, each of you should review the provisions of the exhibit to which reference is made. You may obtain these exhibits from the SEC as discussed below.

         We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

         - our annual report on Form 10-KSB/A for the fiscal year ended September 30, 2000, as amended

         -  our current report on Form 8-K filed on January 3, 2001

         - our quarterly reports on Forms 10-QSB for the periods ended December 31, 2000, as amended, and March 31, 2001,

         - our proxy statement filed on February 20, 2001 for our annual meeting of shareholders held on March 30, 2001,

         -  our current report on Form 8-K filed on March 9, 2001,

         -  our current report on Form 8-K/A filed on March 16, 2001,

         -  our current report on Form 8-K/A filed on May 3, 2001,

         -  our current report on Form 8-K filed on May 29, 2001, and

         -  our current report on Form 8-K filed on June 12, 2001.

         Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

         You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

         Corporate Secretary
         Visual Data Corporation
         1291 SW 29 Avenue
         Pompano Beach, Florida 33069
         954-917-6655.

Item 4. Description of Securities

         A description of our securities is set forth in the prospectus incorporated as a part of this registration statement.

Item 5. Interests of Named Experts and Counsel

         Not Applicable.

Item 6. Indemnification of Directors and Officers

         The Florida Business Corporation Act allows us to indemnify each of our officers and directors who are made a party to a proceeding if,

         (a) the officer or director conducted himself or herself in good faith;

         (b) his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

         (c) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.

Item 7. Exemption From Registration Claimed

         Not Applicable.

Item 8. Exhibits

         4.1      Visual Data Corporation 1996 Stock Option Plan*

         5.1      Opinion Atlas Pearlman, P.A.**

         23.1     Consent of Independent Certified Public Accountants.**

--------------------
* Incorporated herein by reference to Exhibit 10(e) to the Registration Statement on Form SB-2, as amended, file number 333-18819, as declared effective by the SEC on July 30, 1997.

**       Filed herewith.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pompano Beach and the State of Florida, on the 3rd day of July, 2001.

                               VISUAL DATA CORPORATION


                               By:      /s/ RANDY S. SELMAN
                                        ---------------------------------------
                                        Randy S. Selman
                                        Chairman of the Board,
                                        Chief Executive Officer and President


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randy S. Selman as his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendment or post-effective amendment to this Registration Statement on Form S-8 or abbreviated registration statement (including, without limitation, any additional registration filed pursuant to Rule 462 under the Securities Act of 1933) with respect hereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                                          TITLE                              DATE
         ---------                                          -----                              ----
/s/ RANDY S. SELMAN                                  President, Chief Executive            July 3, 2001
-------------------------------------                and Chairman of the Board
Randy S. Selman


                                                     Chief Financial Officer and           July 3, 2001
/s/ GAIL BABITT                                      Principal Accounting Officer
-------------------------------------
Gail Babitt


/s/ ALAN SAPERSTEIN                                   Executive Vice President             July 3, 2001
-------------------------------------                 and Director
Alan Saperstein



         SIGNATURE                                          TITLE                              DATE
         ---------                                          -----                              ----

/s/ BENJAMIN SWIRSKY                                 Director                             July 3, 2001
-------------------------------------
Benjamin Swirsky

/s/ BRIAN K. SERVICE                                 Director                             July 3, 2001
-------------------------------------
Brian K. Service

/s/ ERIC JACOBS                                      Secretary and Director               July 3, 2001
-------------------------------------
Eric Jacobs

/s/ ROBERT T. WUSSLER                                Director                             July 3, 2001
-------------------------------------
Robert T. Wussler